Calculation of Filing Fee Tables
F-4
BANK OF NOVA SCOTIA
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid
Fees Previously Paid	1	Equity	Common Shares, par value $0.01 per share	Other	1,474,030		$ 100,383,410.38		$ 13,862.95
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 100,383,410.38		$ 13,862.95
			Total Fees Previously Paid:						$ 13,862.95
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	Rule 457(f) Fee Calculation Details

(1) Represents the maximum number of common shares, without nominal or par value, of The Bank of Nova Scotia ("BNS," and such shares, the "BNS Common Shares") estimated to be issuable to holders of shares of common stock and preferred stock of Maple Financial Holdings, Inc. ("Maple") resident in the United States upon completion of the merger contemplated by the Agreement and Plan of Merger, dated May 28, 2026, by and among BNS, Cypress Merger Sub, Inc., Maple and Anthony B. Davis, solely in his capacity as the shareholder representative (the "Merger Agreement" and such merger, the "Merger"). The estimated number of BNS Common Shares is based upon (i) the maximum number of shares of common stock, par value $0.01 per share, of Maple ("Maple Common Stock") outstanding as of the date of this registration statement and expected to be converted into the right to receive BNS Common Shares in the Merger, collectively equal to 10,573,389 shares, including 103,893 shares of Maple Common Stock subject to Maple restricted stock awards, multiplied by 0.131, which represents the estimated number of BNS Common Shares constituting the Per Share Merger Consideration payable in respect of each share of Maple Common Stock, and (ii) the maximum number of shares of Series A Nonvoting Convertible Preferred Stock, par value $0.01 per share, of Maple ("Maple Preferred Stock") outstanding as of the date of this registration statement and expected to be converted into the right to receive BNS Common Shares in the Merger, collectively equal to 678,750 shares, multiplied by 0.131, which represents the estimated number of BNS Common Shares constituting the Per Share Merger Consideration payable in respect of each share of Maple Preferred Stock. The "Per Share Merger Consideration" is equal to the quotient, rounded to the nearest one-thousandth, obtained by dividing the Per Share Consideration Amount by the Closing Price. The "Per Share Consideration Amount" is calculated by dividing (a) the sum of $25,000,000 and Closing Equity Capital by (b) the aggregate number of shares of Maple Common Stock, shares of Maple Preferred Stock, shares of Maple Common Stock subject to outstanding Maple options and shares of Maple Common Stock subject to outstanding Maple warrants, in each case outstanding immediately prior to the closing of the Merger. For purposes of estimating the amount registered, the Per Share Consideration Amount is estimated to be approximately $11.37, calculated by dividing (x) $131,600,000, representing the sum of $25,000,000 and assumed Closing Equity Capital of $106,600,000, by (y) 11,572,451 shares, representing the sum of 10,573,389 shares of Maple Common Stock, 678,750 shares of Maple Preferred Stock, 260,312 shares of Maple Common Stock subject to outstanding Maple options and 60,000 shares of Maple Common Stock subject to outstanding Maple warrants. The assumed Closing Equity Capital amount of $106,600,000 is based on the estimated Closing Equity Capital as of the latest practicable date prior to the date of filing this registration statement. The "Closing Equity Capital" will be an amount equal to the adjusted tangible book value of Maple and its subsidiaries on a consolidated basis as of the close of business on the business day immediately preceding the closing date of the Merger, as calculated in accordance with the Merger Agreement. The "Closing Price" will be based on the average of the daily volume-weighted average trading price per BNS Common Share for the ten-day period in which both the Canadian and U.S. markets are open for trading ending on the last such day immediately preceding the closing date of the Merger. For purposes of estimating the amount registered, the estimated Per Share Merger Consideration was calculated using an assumed Closing Price of $86.61, which represents the closing sale price of a BNS Common Share on the New York Stock Exchange at the close of trading on July 23, 2026. Accordingly, the estimated Per Share Merger Consideration is 0.131 BNS Common Shares, calculated by dividing the estimated Per Share Consideration Amount of approximately $11.37 by the assumed Closing Price of $86.61 and rounding to the nearest one-thousandth. The maximum number of BNS Common Shares being registered is 1,474,030, calculated as the sum of 10,573,389 and 678,750, multiplied by 0.131, to equal 1,474,030.21. The amount registered represents the number of BNS Common Shares being registered and does not represent the number of shares of Maple Common Stock or Maple Preferred Stock to be surrendered in the Merger. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional BNS Common Shares as may become issuable as a result of stock splits, stock dividends or similar transactions. (2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(f)(2), based on (i) 10,573,389 shares of Maple Common Stock expected to be surrendered in the Merger, multiplied by the book value of Maple Common Stock of $8.87 per share as of June 30, 2026, which equals $93,785,960.43 and (ii) 678,750 shares of Maple Preferred Stock expected to be surrendered in the Merger, multiplied by the book value of Maple Preferred Stock of $9.72 per share as of June 30, 2026, which equals $6,597,450.00.
Amount of Securities to be Received or Cancelled	Value per Share of Securities to be Received or Cancelled	Total Value of Securities to be Received or Cancelled	Cash Consideration Received by the registrant	Cash Consideration (Paid) by the registrant	Maximum Aggregate Offering Price
11,252,139	$ 8.92127358	$ 100,383,410.38			$ 100,383,410.38

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date